EXHIBIT NO. 99.1

[logo]	News Release

Media Contact:	Alan H. McCoy, Vice President, Government and Public Relations (513) 425-2826
Investor Contact:	Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Secures Coke Supply Through 2009

MIDDLETOWN, OH, December 3, 2004 – AK Steel (NYSE:AKS) today said that it had reached agreement for the supply of all of the company’s anticipated coke purchases through the end of 2009. AK Steel internally produces more than 75% of its total annual coke requirements and purchases the balance from outside sources.

The supply agreement, with Shenango Incorporated, Pittsburgh, PA, extends and modifies an existing contract that was set to expire at the end of 2005. The new agreement provides for fixed coke prices, subject to provisions for metallurgical coal price fluctuations. Metallurgical coal is the raw material used to produce coke, a blast furnace fuel and chemical reducing agent used in the production of molten iron.

“We are pleased to have completed on equitable terms this long-term raw material contract,” said James L. Wainscott, president and CEO of AK Steel. “This agreement provides for continuity of supply to AK Steel, and recognition of fluctuating coal input costs for Shenango. These provisions mirror a number of the agreements we have established in steel pricing to account for rapidly escalating raw material costs,” he said.

AK Steel said it is continuing to negotiate other long-term raw material supply agreements. The company has said completing such agreements is a key component of its goal to achieve sustained profitability. AK Steel has said it also seeks to complete new contract customer agreements and progressive new labor agreements as the other key components of its return to sustained profitability.

Headquartered in Middletown, AK Steel produces flat-rolled carbon, stainless and electrical steel products, as well as tubular steel products, for automotive, appliance, construction and manufacturing markets.

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